Exhibit 99.1

                              CAUSE NO. 2004-31487

ARCOA, LLC                               ss.   IN THE DISTRICT COURT OF
                                         ss.
VS.                                      ss.   HARRIS COUNTY, TEXAS ss.
SUPREME HOLDINGS, INC., AMERICAN         ss.
CONTINENTAL MANAGEMENT, LLC, and         ss.
CHARLES PIRCHER                          ss.   11 JUDICIAL DISTRICT

                          PLAINTIFF'S ORIGINAL PETITION

TO THE HONORABLE JUDGE AND JURY OF SAID COURT:

      COMES NOW ARCOA, LLC and files this its Original Petition complaining of SUPREME HOLDINGS, INC. ("SUHO"), AMERICAN CONTINENTAL MANAGEMENT, LLC ("ACM") and CHARLES PIRCHER and would show the Court the as follows:

                                        I.
                                     PARTIES

      ARCOA., LLC is a limited liability corporation doing business and organized under the laws of the State of Texas.

      SUPREME HOLDINGS, INC., ("SUHO") is a Nevada corporation which transacts business within the state of Texas. Supreme Holdings, Inc., can be served through its President Charles T. Phillips, 5056 Westheimer, Ste. 840, Houston, Texas 77056.

      AMERICAN CONTINENTAL MANAGEMENT, LLC ("ACM") is a Texas limited liability company having its principal place of business in Houston, Harris County, Texas. It can be served with citation through its registered agent Charles T. Phillips, 5056 Westheimer, Ste. 840, Houston, Texas 77056.

      CHARLES PIRCHER is an individual who resides in the state of Texas. He can be served with process at 1445 County Road 2615, Rio Medina, Texas 78066.

                                       II.
                                  JURISDICTION

      This Court maintains subject matter jurisdiction over this controversy as the transactions and occurrences giving rise to the controversy arose primarily within the state of Texas.

      This Court maintains personal jurisdiction over the Defendants as they conduct business within the state of Texas and exercise minimum contacts with the state of Texas. Defendant ACM is a resident of the state of Texas.


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                                       III.
                                      VENUE

      Venue is proper in Houston, Harris County, Texas as all or part of the transactions anal occurrences giving rise to this litigation occurred within Houston, Harris County, Texas.

                                       IV.
                               FACTUAL BACKGROUND

      In 2001 ARCOA was introduced to James Taylor, a principal. of the business known as Your Corner Office ("YCO"). Mr. Taylor and various shareholders of YCO were looking for capital investors to support YCO's ongoing business.

      After performing due diligence, ARCOA agreed to invest in YCO. ARCOA contributed capital advances to YCO in exchange for promissory notes as well as shares of stock.

      Following its investment in YCO, ARCOA was asked to continue in a role as a consultant and advisor concerning the location of a more significant capital investor. Essentially, YCO was looking to locate a company or a group of investors which were willing to purchase all the stock and assets of YCO in exchange for the purchasing company's shares of stock.

      ARCOA introduced YCO to Defendants SUHO, ACM and Charles Pircher. The introduction was made pursuant to the specific engagement of finding a capital investor for YCO.

      Following the introduction, SUHO and YCO performed due diligence as it concerned SUHO's purchase of all of the outstanding stock of YCO. After completing their due diligence, ACM, SUHO and YCO entered into an agreement for the purchase by ACM and SUHO of all of the outstanding stock issued and belonging to YCO and its shareholders. The agreement and plan of exchange between the parties specifically provided that upon completion of the stock transfer, YCO would become a subsidiary of SUHO.

      Prior to the completion of the stock purchase agreement in December of 2002, SUHO expressly agreed that it would be responsible for payment to ARCOA for its "transaction fee." ARCOA, by virtue of introducing YCO and its subsequent purchaser, was promised and entitled to $180,000.00.

      In addition. to the transaction fee, SUHO promised to pay to ARCOA secured notes made in favor of YCO. The promissory notes equal approximately $276,000.00. SUHO failed, to pay acid continues to fail to pay any amounts owed on the secured notes.

                                       V.
                         COUNT ONE - BREACH OF CONTRACT

      Plaintiff incorporates by reference all aforementioned paragraphs as if fully restated, herein.


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

      By failing to compensate Plaintiff as promised ACM and SUHO have materially breached their agreements. By failing to make the referenced note payments and, failing to pay the transaction fee, Defendants' breach has proximately caused damages to Plaintiff. These damages include the total amount of the promissory notes and the $180,000.00 transaction fee.

                                       VI.
                              COUNT TWO - ALTER EGO

      Plaintiff incorporates by reference all aforementioned paragraphs as if fully restated herein.

      Plaintiff alleges and will show that Charles Pircher is the alter ego of ACM and SUHO. To that extent, Charles Pircher is personally liable to Plaintiff. ACM and SUHO were organized and operated as a mere tool or business conduit of Charles Pircher. There was such, a unity between ACM and SUHO on the one hand and Charles Pircher on the other that the separateness of the companies had ceased and holding only Charles Pircher responsible would result in justice. Moreover, Charles Pircher caused the corporations to be used for the purpose of perpetrating and did perpetrate fraud on Plaintiff and primarily for the direct and personal benefit of Charles Pircher.

                                      VIII.
                                     DAMAGES

      As a proximate result of the breaches of contract and fraudulent conduct by Defendants, Plaintiff has been injured and suffered damages. Plaintiff's damages include actual damages, attorneys' fees, cost of court and prejudgment and post -judgment interest as allowed by law.

                                       IX.
                                   JURY DEMAND

      Plaintiff requests that a jury be impaneled to try the factual issues of this case and has tendered the appropriate fee to the Court.

                                       X.
                                   CONCLUSION

      WHEREFORE, PREMISES CONSIDERED, Plaintiff respectfully requests that the Defendants be cited to appear herein, and upon a trial to the jury, that judgment be entered in favor of Plaintiff and against the Defendants for actual damages, attorneys' fees, costs of court, prejudgment and post judgment interest as allowed by law, and for such other and further relief, whether at law or in equity, to which Plaintiff is entitled.


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                                                  Respectfully Submitted,
                                                  JERRY M. YOUNG, P.C.


                                                  /s/ Jerry M. Young
                                                  ---------------------------
                                                  Jerry M. Young
                                                  TBN: 00785301
                                                  4309 Yoakum
                                                  Houston, Texas 77006
                                                  Telephone: (713) 874-6451
                                                  Facsimile: (713) 874-6452


                                                  PATTERSON * SELL, L.L.P.


                                                  /s/ Pete T. Patterson
                                                  ---------------------------
                                                  Pete T. Patterson
                                                  TBN: 15603580
                                                  4309 Yoakum, Suite 2000
                                                  Houston, Texas 77006
                                                  Telephone: (713) 874-6444
                                                  Facsimile: (713) 874-6445
                                                  ATTORNEYS FOR PLAINTIFF


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